EXHIBIT 4.1


ICE                    Frank A. Ciccotto Jr.         100 William Street
ICE Data Services      President & Global Head       New York, NY  10038
Securities Evaluation  Securities Evaluations        Tel. 212-438-4417
                                                     Frank.Ciccottojr@theice.com


                                October 4, 2018



Invesco Capital Markets, Inc.
11 Greenway Plaza
Houston, Texas 77046-1173

The Bank of New York Mellon
2 Hanson Place, 12th Floor
Brooklyn, New York 11217
Unit Investment Trust Dept.

      Re:      Invesco Unit Trusts, Municipal Series 1322
               Quality Municipal Income Trust, 20+ Year Series 201
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Gentlemen:

      We have examined Registration Statement File No. 333-222028 for the above mentioned trust. We hereby acknowledge that ICE Securities Evaluations, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to ICE Securities Evaluations, Inc. as evaluator.

      In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

      You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                                      Sincerely,

                                                           /s/ FRANK A. CICCOTTO
                                                           ---------------------
                                                               Frank A. Ciccotto
                                 President & Global Head, Securities Evaluations